UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 8, 2011

ENTERTAINMENT GAMING ASIA INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Unit 3705, 37/F, The Centrium

60 Wyndham Street

Central, Hong Kong

(Address of principal executive offices)

+ 852-3151-3800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

Non-employee Directors’ Compensation in the Past

From November 2007 to December 2008, members of our board of directors that are not employees received a quarterly fee of $15,000 (which was subsequently reduced to $12,000 with effect from January 1, 2009) and the chairman of our audit committee received an additional $7,500 per quarter (which was subsequently reduced to $6,000 with effect from January 1, 2009).

Latest Changes in the Non-employee Directors’ Compensation Policy

On November 8, 2011, our board of directors, acting upon the recommendation and approval of our compensation committee, approved an amendment to our policy concerning the compensation of our non-employee directors.

Since January 2009, our policy had been to provide each non-employee member of our board of directors with an annual grant of options to purchase 50,000 shares of our common stock and a quarterly fee of $12,000, provided that the chairman of our audit committee received an additional $6,000 per quarter.   Pursuant to the amendments, effective as of January 1, 2012, each non-employee member of our board of directors will receive an annual grant of options to purchase 100,000 shares of our common stock and a quarterly fee of $13,500, provided that the chairman of our audit committee will receive an additional $6,500 per quarter.

All other provisions of our previously disclosed policy concerning the compensation of our non-employee directors remain in effect and unmodified, except for the latest changes as described in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT GAMING ASIA INC.

Dated: November 10, 2011	/s/ Clarence Chung
Clarence (Yuk Man) Chung
Chief Executive Officer